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                                                                 EXHIBIT 99(i).1


       SELECTED FINANCIAL DATA ADDITIONAL DISCLOSURE FOR FASB NO. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS."


        The following selected financial data should be read in conjunction with our consolidated financial statements and the notes thereto included in our Annual Report (Form 10-K) for the year ended June 30, 2001, which is incorporated by reference in this Registration Statement on Form S-8.

As of July 1, 2001, Sun early-adopted SFAS 142, "Goodwill and Other Intangible Assets," which addresses the financial accounting and reporting standards for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill no longer be amortized, and instead, be tested for impairment on a periodic basis. We completed both our transitional and annual goodwill impairment tests as of July 1, 2001 and April 1, 2002 respectively and found no impairment.

A reconciliation of previously reported net income and earnings per share, to the amounts adjusted for the exclusion of goodwill and workforce amortization, net of the related income tax effect, follows (in millions, except per share amounts):

                                                  FISCAL YEAR ENDED JUNE 30,
                                              ----------------------------------
                                               2001           2000         1999
                                              ------        ------        ------
Reported net income ...................      $   927        $1,854        $1,030
  Add:  Goodwill amortization .........          285            72            23
        Workforce amortization ........            8             5             3
        Tax impact ....................           (3)           (3)           (1)
                                              ------        ------        ------
 Adjusted net income ..................        1,217         1,928         1,055
                                              ------        ------        ------
Basic earnings per share:
  Reported earnings per share - basic .         0.28          0.59          0.33
  Add:  Goodwill amortization .........         0.09          0.02          0.01
        Workforce amortization ........           --            --            --
        Tax impact ....................           --            --            --
                                              ------        ------        ------
  Adjusted earnings per share - basic .         0.37          0.61          0.34
                                              ------        ------        ------
Diluted earnings per share:
  Reported earnings per share - diluted         0.27          0.55          0.31
  Add:  Goodwill amortization .........         0.08          0.02          0.01
        Workforce amortization ........           --            --            --
        Tax impact ....................           --            --            --
                                              ------        ------        ------
  Adjusted earnings per share - diluted         0.35          0.57          0.32
                                              ======        ======        ======